SERVICES AGREEMENT

THIS AGREEMENT made with effect the 1st day of June, 2005

BETWEEN:

Regalito Copper Corp., having an address for service at 1550 – 625 Howe Street, Vancouver, British Columbia V6C 2T6 Facsimile No. (604) 687-7041

(the “Company”)

AND:

Sandra Lim, having an address for service at 1550-625 Howe Street, Vancouver, British Columbia V6C 2T6

(the “Contractor”)

WITNESSES THAT the Company wishes to enter into this agreement with the Contractor in respect of the provision of certain services to be provided by the Contractor to the Company.

NOW THEREFORE the parties hereby covenant and agree as follows:

1)

Services and Reporting. The Contractor shall provide to the Company the Services (as later defined) on the terms and subject to the conditions contained in this agreement and shall report with respect to same to the Chief Executive Officer of the Company.

2)	Services Defined. The services (the “Services”) to be provided by the Contractor to the Company shall be those set out in Part I of Schedule A hereto.

3)

Time, Contractor Qualified. The Contractor represents the Contractor is able to and agrees the Contractor will commit such time as may be required to perform the services and, in any event, not less than 80% of the Contractor’s time, and will perform the Services to the standards of care, skill and diligence of an experienced person in the same field and in a competent, efficient, lawful and ethical manner.

4)

Contractor Independent. The Contractor and the Company acknowledge that the Contractor is an independent contractor retained for a limited purpose and a limited time and is not an agent, employee, partner, or joint venturer of the Company and in respect thereof the Contractor shall, subject to this agreement and the requirements of third parties with whom the Contractor works, have control over the timing and hours of the provision of and the performance of the Services.

5)

Term. The Contractor shall provide the Services to the Company for an indefinite term (the “Term”) commencing upon the date of this agreement and ending upon the date on which either the Company or the Contractor gives written notice to the other that it is terminating this agreement, such notice to be not less than 30 calendar days.

6)

Following Termination. Upon termination of this agreement by either party, the Contractor shall immediately cease performing the Services and shall not be entitled to any notice of termination or any remuneration (other than the 30 calendar days working notice or payment in lieu thereof and remuneration earned prior to such termination), termination pay or pay in lieu of notice and the Contractor hereby fully releases the Company in connection therewith.

The Company shall not be liable to the Contractor for any loss or damage resulting from the termination of this agreement by the Company and the Contractor hereby fully releases the Company in connection therewith.

7)	Remuneration.

a)

Fee Schedule. In consideration of the Contractor performing the Services in accordance with this agreement, the Company shall pay to the Contractor the fees (“Fees”) as contemplated by Part II of Schedule A hereto.

b)

Entire Remuneration. The Contractor hereby acknowledges that the Fees payable hereunder and the benefits referred to herein are the entire remuneration to which the Contractor is entitled for providing the Services.

8)

Governmental Deductions. As the Services to be provided by the Contractor under this agreement are to be furnished by the Contractor as an independent contractor and not as an employee of the Company or in any other capacity, the Company shall not be responsible or liable to deduct from the Fees payable to the Contractor, nor to make any employer remittance on account of, unemployment insurance, Canada Pension Plan, income tax or any other like deduction or withholding that may be required of employers from time to time, all of which the Contractor will be solely liable for.

9)

Expenses. The Company shall pay all reasonable out of pocket expenses in connection with the Contractor providing the Services hereunder provided that no costs, charges or expenses may be incurred by the Contractor on behalf of the Company unless the Contractor receives the prior approval of the Company.

10)

Non-Exclusivity and Fiduciary Duty. Nothing in this agreement shall be construed to require that the Contractor provide its services exclusively to the Company, except that the Contractor shall: (i) have a fiduciary duty to the Company with respect to the Contractor’s activities on behalf of the Company and any opportunities arising in connection therewith shall belong to the Company; (ii) not, at any time during the Term, carry on or engage in, directly or indirectly, any work or business contrary to or which may detract from or which is not in the best interests of the Company, and (iii) not serve more than 3 other clients.

11)	Ownership of Work Product. All documents, records, agreements, information and all concepts and processes howsoever prepared or produced by the Contractor in performing the

Services shall belong exclusively to the Company and shall be given to or returned to the Company on request.

12)

Confidential Information. Except in accordance with the prior written approval of the Company, the Contractor shall at all times during the Term and thereafter maintain all information in the strictest confidence.

13)

Survival. Notwithstanding any other provision of this agreement, the provisions of paragraphs 6, 7(b), 8, 10, 11, 12 and this 13 and all other provisions of this agreement required or that are reasonably necessary to the enforcement thereof shall survive the termination of this agreement and the Term.

14)	Assignment of Rights. The Contractor shall not assign this agreement or subcontract or assign to any person any right, duty or obligation under this agreement.

15)

Entire Agreement. This agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all previous communications, representations and agreements, whether oral or written, between the parties with respect to the subject matter hereof.

16)	Time of the Essence. Time shall be of the essence for this agreement.

17)	Governing Law. This agreement shall be interpreted in accordance with the laws of the Province of British Columbia.

18)	Enurement. This agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

                         IN WITNESS WHEREOF Regalito Copper Corp. and Sandra Lim have executed this agreement with effect the 1st day of June, 2005.

Regalito Copper Corp.
Per:

“Robert Pirooz”

Authorized Signatory

“Sandra Lim”

Name: Sandra Lim

SCHEDULE A
PART I
SCHEDULE OF SERVICES

The Services to be provided by the Contractor to the Company are as follows:

(i)

to serve as Chief Financial Officer of the Company and any subsidiaries, sister companies, related companies or other companies as the Company may request and to provide all of the services normally provided by an individual serving as a Chief Financial Officer of a company;

(ii)	all other activities relating to the function of Chief Financial Officer which the Company may reasonably request from time to time.

The Services shall be provided to the Company in Vancouver, British Columbia, provided the Contractor shall travel as required to perform the Services.

PART II
SCHEDULE OF FEES

1.	$7,500 per month, plus applicable GST, payable monthly against invoices in respect of same, in lawful currency of Canada.

2.	Stock option grants at the sole discretion of the Board of Directors.

3.	Bonus at the sole discretion of the Board of Directors based on such criteria as the Board of Directors may determine, including personal performance and company performance.